UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                 AUTOIMMUNE INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    052776101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 23, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 052776101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Joel Lusman

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,348,153

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,348,153

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,348,153

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.8%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No. 052776101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Lusman Capital Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,348,153

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,348,153

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,348,153

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.8%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

CUSIP No. 052776101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Lusman Capital GP, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,228,153

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,228,153

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,228,153

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

CUSIP No. 052776101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Lusman Partners, LP

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,242,437

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,242,437

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,242,437

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

CUSIP No. 052776101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Lusman Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     985,716

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     985,716

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     985,716

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.8%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. 052776101
          ---------

Item 1(a).  Name of Issuer:

            AutoImmune Inc. (the "Issuer")
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            1199 Madia Street
            Pasadena, CA  91103
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Joel Lusman
            Lusman Capital Management, LLC
            Lusman Capital GP, LLC
            Lusman Partners, LP
            Lusman Master Fund, Ltd.
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            Joel Lusman:                     717 Fifth Avenue, 14th Floor
                                             New York, NY 10022

            Lusman Capital Management, LLC:  717 Fifth Avenue, 14th Floor
                                             New York, NY 10022

            Lusman Capital GP, LLC:          717 Fifth Avenue, 14th Floor
                                             New York, NY 10022

            Lusman Partners, LP:             717 Fifth Avenue, 14th Floor
                                             New York, NY 10022

            Lusman Master Fund, Ltd.:        c/o Goldman Sachs Administration
                                             Services
                                             Hardwicke House, 2nd Floor
                                             Hatch Street
                                             Dublin 2
                                             Ireland
            --------------------------------------------------------------------

      (c).  Citizenship:

            Joel Lusman:  United States of America

            Lusman Capital Management, LLC: Delaware

            Lusman Capital GP, LLC: Delaware

            Lusman Partners, LP: Delaware

            Lusman Master Fund, Ltd.: Cayman Islands
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock, par value $0.01 per share
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            052776101
            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C.
               78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_]  An investment adviser in accordance with s.240.13d
               1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Joel Lusman:                          2,348,153

          Lusman Capital Management, LLC:       2,348,153

          Lusman Capital GP, LLC                2,228,153

          Lusman Partners, LP:                  1,242,437

          Lusman Master Fund, Ltd.:               985,716
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Joel Lusman:                          13.8%

          Lusman Capital Management, LLC:       13.8%

          Lusman Capital GP, LLC                 13.1%

          Lusman Partners, LP:                   7.3%

          Lusman Master Fund, Ltd.:              5.8%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which the person has:(1)

----------
(1)  Mr. Lusman is the sole managing member of Lusman Capital
     Management, LLC and Lusman Capital GP, LLC. In accordance with the foregoing, Lusman Capital Management, LLC, Lusman Capital GP, LLC and Mr. Lusman may be deemed to beneficially own the securities of the Issuer owned by the various entities managed by Lusman Capital Management, LLC and Lusman Capital GP, LLC respectively.

          Joel Lusman

          (i)  Sole power to vote or to direct the vote                  0
                                                                ---------------,

          (ii) Shared power to vote or to direct the vote        2,348,153
                                                                ---------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                                ---------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                    2,348,153
                                                                ---------------.

          Lusman Capital Management, LLC

          (i)  Sole power to vote or to direct the vote                  0
                                                                ---------------,

          (ii) Shared power to vote or to direct the vote        2,348,153
                                                                ---------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                                ---------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                    2,348,153
                                                                ---------------.

          Lusman Capital GP, LLC

          (i)  Sole power to vote or to direct the vote                  0
                                                                ---------------,

          (ii) Shared power to vote or to direct the vote        2,228,153
                                                                ---------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                                ---------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                    2,228,153
                                                                ---------------.

          Lusman Partners, LP

          (i)  Sole power to vote or to direct the vote                  0
                                                                ---------------,

          (ii) Shared power to vote or to direct the vote        1,242,437
                                                                ---------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                                ---------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                    1,242,437
                                                                ---------------.

          Lusman Master Fund, Ltd.

          (i)  Sole power to vote or to direct the vote                  0
                                                                ---------------,

          (ii) Shared power to vote or to direct the vote          985,716
                                                                ---------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                                ---------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                      985,716
                                                                ---------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

          N/A
          ----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A
          ----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s. 240.13d-1(c) or 240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          N/A
          ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 25, 2008


Joel Lusman*

/s/ Joel Lusman
-----------------------------------
   Joel Lusman


Lusman Capital Management, LLC*

By: /s/ Joel Lusman
    -------------------------------
Name:  Joel Lusman
Title: Managing Member


Lusman Capital GP, LLC*

By: /s/ Joel Lusman
    -------------------------------
Name:  Joel Lusman
Title: Managing Member


Lusman Partners, LP*

By: /s/ Joel Lusman
    -------------------------------
Name:  Joel Lusman
Title: Managing Member of Lusman Capital
       GP, LLC, its General Partner


Lusman Master Fund, Ltd.*

By: /s/ Joel Lusman
    -------------------------------
Name:  Joel Lusman
Title: Managing Member of Lusman Capital
       Management, LLC, its Investment Manager

* Each of the Reporting Persons disclaims beneficial ownership in the shares reported herein except to the extent of his or its pecuniary interest therein.

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated June 25, 2008 relating to the Common Stock, par value $0.01 per share of AutoImmune Inc., shall be filed on behalf of the undersigned.


Joel Lusman

/s/ Joel Lusman
-----------------------------------
   Joel Lusman


Lusman Capital Management, LLC

By: /s/ Joel Lusman
    -------------------------------
Name:  Joel Lusman
Title: Managing Member


Lusman Capital GP, LLC*

By: /s/ Joel Lusman
    -------------------------------
Name:  Joel Lusman
Title: Managing Member


Lusman Partners, LP

By: /s/ Joel Lusman
    -------------------------------
Name:  Joel Lusman
Title: Managing Member of Lusman Capital
       GP, LLC, its General Partner


Lusman Master Fund, Ltd.

By: /s/ Joel Lusman
    -------------------------------
Name:  Joel Lusman
Title: Managing Member of Lusman Capital
       Management, LLC, its Investment Manager

SK 25583 0001 895436